EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
January 14, 2008

GOLDEN CYCLE GOLD ANNOUNCES ACQUISITION BY ANGLOGOLD ASHANTI

Golden Cycle Gold Corporation (NYSE-Arca: GCGC) (“Golden Cycle”) is pleased to announce that it has entered into an agreement (“Agreement”) to be acquired by AngloGold Ashanti Limited (“AngloGold Ashanti”) through a merger transaction in which Golden Cycle’s shareholders will receive consideration consisting of AngloGold Ashanti ADSs, which, as of a recent date, represented aggregate consideration of approximately US$149 million (the “Transaction”).

The Board of Directors of Golden Cycle, upon determination of the fairness of the Transaction from a financial point of view by PI Financial (US) Corp., has determined that the Transaction is in the best interests of Golden Cycle and its shareholders and has agreed to recommend that Golden Cycle shareholders approve the Transaction. The Transaction value represents a premium to the market value of Golden Cycle’s shares and is expected to provide Golden Cycle shareholders with the opportunity to realize added liquidity via AngloGold Ashanti’s ADSs and to benefit from AngloGold Ashanti’s diverse property portfolio.

Golden Cycle’s primary business and asset is its minority joint venture participation interest in Cripple Creek & Victor Gold Mining Company (“CC&V”), which is majority owned and operated by AngloGold Ashanti. The CC&V joint venture was created in January 1991 as a means to develop the Cripple Creek Mining District based on the land holdings consolidated by Golden Cycle. Golden Cycle provided the land holdings to the CC&V joint venture and a predecessor-in-interest to AngloGold Ashanti provided, among other things, the capital in the form of an initial loan. Under the terms of the CC&V joint venture agreement, AngloGold Ashanti is entitled to 100% of the net proceeds from CC&V until completion of several intermediate stages, including repayment of the initial loan, at which time Golden Cycle becomes entitled to, among other matters, its share of 33% of the net proceeds from CC&V.

Under the Transaction, it is proposed that each share of Golden Cycle’s common stock will be converted into the right to receive AngloGold Ashanti ADSs on the basis of an exchange ratio of 29 AngloGold Ashanti ADSs per 100 shares of Golden Cycle’s common stock. Based upon the closing price of AngloGold Ashanti ADSs as traded on the NYSE (NYSE: AU) on Friday, January 11, 2008 of US$49.59, this exchange ratio represents an offer price of US$14.38 per share of Golden Cycle common stock and an aggregate transaction value of US$149 million, based on 10.35 million shares outstanding on a fully diluted basis. This price represents a premium of 29.1% over the volume-weighted average price of Golden Cycle’s common stock during the thirty-day period up to and including Friday, January 11, 2008, and a premium of 37.0% over the closing price of the Golden Cycle’s common stock (NYSE-Arca: GCGC), which was US$10.50 per share on Friday, January 11, 2008.

Under the terms of the Agreement, it is proposed that the Transaction will be implemented as a statutory merger under Colorado law and as such is subject to the approval of the holders of two-thirds of Golden Cycle’s common shares at the Golden Cycle shareholders’ meeting convened to consider and vote on the proposed Transaction. In addition, the Agreement includes certain provisions related to Golden Cycle shareholder and board support and recommendation, exclusivity and restrictions on Golden Cycle’s ability to solicit counter offers to the Transaction, as well as break fees in the event the Agreement is terminated due to certain actions.

AngloGold Ashanti has entered into agreements with Golden Cycle shareholders holding approximately 44% of Golden Cycle’s total issued and outstanding common stock. Under these agreements, these Golden Cycle shareholders have undertaken to vote in favor of the Transaction, as well as not to encourage or support the solicitations of any counter offers to the Transaction and to provide reasonable assistance as deemed necessary to assist AngloGold Ashanti and Golden Cycle in the implementation of the Transaction.

The Transaction is also conditional upon all necessary regulatory approvals (including the approval of the South African Reserve Bank) having been obtained as well as there being no material adverse change in regards to Golden Cycle or CC&V (that is beyond the control of AngloGold Ashanti) prior to the closing of the Transaction.

The registration statement as required to register the AngloGold Ashanti ADSs to be issued to Golden Cycle shareholders under the U.S. Securities laws will be filed with the Securities Exchange Commission, and the proxy statement/prospectus for the Golden Cycle shareholders’ meeting to consider and approve the Transaction will be posted to Golden Cycle shareholders in due course.

Herbert Hampton, President & CEO of Golden Cycle, commented “We are pleased to present this transaction to our shareholders, which represents an attractive premium to market. This transaction provides our shareholders with the opportunity to realize liquidity via AngloGold Ashanti’s ADSs and to benefit from AngloGold Ashanti’s diverse property portfolio.”

Golden Cycle Gold Corporation is listed on the NYSE-Arca Exchange, trading under the symbol “GCGC” (9,769,250 shares outstanding).

Legal Advisor: Dorsey & Whitney LLP

Source:   Golden Cycle Gold Corporation
R. Herbert Hampton, President & CEO of Golden Cycle Gold Corporation, +1-719-471-9013

This press release includes forward-looking statements involving known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from projected results. These include but are not limited to the timing of the Transaction, anticipated liquidity and premium to market represented by AngloGold Ashanti ADSs, anticipated satisfaction of closing conditions related to the Transaction and other statements that are not historically statements of fact. Please refer to a discussion of these and other factors in Golden Cycle Gold Corporation’s 10-K, 10-Q and other Securities and Exchange Commission filings which will be provided to you upon request. You should not place undue reliance on forward looking statements. We undertake no obligation to update any forward-looking statement.

This communication is being made in respect of the proposed merger transaction involving and Golden Cycle and AngloGold Ashanti. In connection with the proposed transaction, AngloGold Ashanti will file with the SEC a registration statement on Form F-4 and Golden Cycle will mail a proxy statement/prospectus to its stockholders, and each will be filing other documents regarding the proposed transaction with the U.S. Securities and Exchange Commission (“SEC”) as well. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement/prospectus will be mailed to Golden Cycle’s stockholders. Stockholders will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about AngloGold Ashanti and Golden

Cycle, without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to Golden Cycle Gold Corporation, 1515 S. Tejon, Suite 201, Colorado Springs, CO 80906, Attention: Chief Executive Officer, (719) 471-9013, or to AngloGold Ashanti LImited, 76 Jeppe Street, Newtown, 2001 PO Box 62117 Marshalltown 2107 Johannesburg 2001 T3 00000 South Africa, Attention: Investor Relations, +27 11 637 6385.

AngloGold Ashanti, Golden Cycle and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Golden Cycle’s directors and executive officers is available in Golden Cycle’s proxy statement filed on Schedule 14A for its 2007 annual meeting of stockholders and Golden Cycle’s 2006 Annual Report on Form 10-K, and information regarding AngloGold Ashanti’s directors and executive officers is available in AngloGold Ashanti’s 20-F and AngloGold Ashanti’s 2006 Annual Report on Form 10-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.